EXHIBIT 99.1

PRESS RELEASE	Contact: Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

January 23, 2004

ROTONICS MANUFACTURING INC. ANNOUNCES SECOND QUARTER RESULTS

NET SALES INCREASED 7% FOR THREE MONTHS AND 3.3% FOR SIX MONTHS

Gardena, California (January 23, 2004) = Rotonics Manufacturing Inc. - (ASE:RMI) announces today a net loss of $94,200, or a loss of one cent per common share, on net sales of $9,129,400 for the second quarter ended December 31, 2003, compared to net income of $198,900, or one cents per common share, on net sales of $8,530,500 for the same period last year.  We were pleased with an improved marketplace that resulted in the 7% increase in our sales volumes.  The largest gains were reflected in our contract manufacturing and refuse product groups as well as some of our industrial products.  Most notably, our tank, linen and laundry product lines continue to show nice growth.  We also continue to receive positive feedback from the numerous trade show events we attend and feel optimistic that the economy will gain additional momentum.  This along with our focused marketing efforts to gain and retain market share within our industry sectors and our new state of the art molding machine should also have a positive impact on future sales volumes.

Even though sales volumes have shown a marked improvement, our operating costs have been significantly impacted by rising raw material, natural gas and insurance costs.  During the last year most of our raw material suppliers have been unwilling to offer favorable pricing programs.  This coupled with an increase of approximately $155,100 in natural gas and insurance costs during the current quarter significantly dampened operating results.  We also incurred a one time inventory write down of approximately $200,000 during the current quarter that further diminished operating profits and resulted in the net loss for the period.  We do not foresee any near-term relief from these escalating costs and will continue to strive to keep pace with them with systematic customer price increases.

For the six months ended December 31, 2003 we reported net income of $104,200, or one cent per common share, on net sales of $18,004,300 compared to net income $560,600, or four cents per common share, on net sales of $17,425,300.  We were again pleased with the $579,000 increase in sales volumes that took place in the second quarter.  Because the second quarter can historically be a slower period, it has provided us with a positive outlook for similar growth in the ensuing months.  As previously mentioned, operating results were dramatically dampened by increased raw material, natural gas, insurance costs and the $200,000 inventory write-down in the second quarter.  For the current six month period, natural gas and insurance costs increased $270,900 as compared to the same period last year.  During the balance of fiscal 2004 we plan to continue our efforts to mitigate the effect of these costs with systematic price increases and manufacturing efficiencies.

Learn more about RMI and our multitude of rotonically processed plastic products on our website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

Net sales	$9,129,400	$8,530,500	$18,004,300	$17,425,300

(Loss)/income before taxes	$(161,400)	$324,200	$169,500	$901,400

Income tax benefit/(provision)
Current	67,900	(125,000)	(86,700)	(359,400)
Deferred	(700)	(300)	21,400	18,600
	67,200	(125,300)	(65,300)	(340,800)

Net (loss)/income	$(94,200)	$198,900	$104,200	$560,600

(Loss)/income per common share
Basic/diluted:
Net (loss)/income per common share	$(.01)	$.01	$.01	$.04

Stockholders’ Equity (1)			$16,577,400	$17,183,100
Net book value per common share (2)			$1.38	$1.37
Common shares outstanding as of December 31,			$12,012,591	$12,504,283

(1)          Net of treasury stock acquired and subsequently retired amounting to $632,900 and $123,200 for the six months ended December 31, 2003 and 2002, respectively.

(2)          Computed on the basis of the actual number of common shares outstanding as of December 31, 2003 and 2002, respectively.